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                                                                 Exhibit 11.1

                         C-CUBE MICROSYSTEMS INC.

                 COMPUTATION OF NET INCOME PER SHARE
      Quarter and Nine Months Ended September 30, 1997 and 1996
               (in thousands, except per share amounts)


                                  Quarter Ended           Nine Months Ended
                                  September 30,             September 30,
                              ----------------------     --------------------
                                 1997         1996          1997       1996
                              ---------    ---------     --------    --------
Net income (loss)             $   9,663    $(117,757)    $ 32,742    $(90,330)
                              =========    =========     ========    ========
Weighted average common
   shares outstanding            36,606       34,078       36,417      33,297
Common share equivalents
   related to stock options       2,640        n/a          2,023       n/a
                              ---------    ---------     --------    --------
Weighted average common and
   equivalent shares             39,246       34,078       38,440      33,297
                              =========    =========     ========    ========
Net income (loss) per share   $    0.25    $   (3.46)    $   0.85    $  (2.71)
                              =========    =========     ========    ========